Exhibit 10.2

COCA-COLA PLAZA

ATLANTA, GEORGIA

April 24, 2014

Larry Mark

Atlanta, Georgia

Dear Larry,

We are delighted to confirm your new position as Vice President and Controller, job grade 18, with an effective date of April 24, 2014.  You will report to me.  The information contained in this letter provides details of your new position.

•                  Your principal place of assignment will continue to be Atlanta, Georgia.

•                  Your annual base salary will be $390,000.

•                  You will continue to be eligible to participate in the annual Performance Incentive Plan.  The target annual incentive for a job grade 18 is 65% of annual base salary.  The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. The plan may be modified from time to time.

•                  You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive program.  Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  You will be eligible to receive equity awards within guidelines for the job grade assigned to your position and based upon your personal performance, Company performance, and leadership potential to add value to the Company in the future.  Currently, the award is delivered 60% stock options and 40% Performance Share Units. As a discretionary program, the award timing, frequency, size and distribution between stock options and PSUs are variable.

•                  You will be expected to acquire and maintain share ownership at a level equal to two times your base salary.  As part of the Company’s ownership expectations, you will have five years, or until December 31, 2019 to achieve this level of ownership.  You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

•                  You will be eligible for the Company’s Financial Planning and Counseling program which provides reimbursement of certain financial planning and counseling services, up to $7,500 annually, subject to taxes and withholding.

•                  You will be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•                  This letter is provided as information and does not constitute an employment contract.

Larry, I feel certain that you will continue to find challenge, satisfaction and opportunity in this new role and as we continue our journey toward the 2020 Vision.

Sincerely,

/s/ Kathy N. Waller

Kathy N. Waller

c:                                      Ceree Eberly

Shane Smith

Executive Compensation

GBS Executive Services